Exhibit 1.01

LRAD Corporation

Conflict Minerals Report

Calendar Year Ended December 31, 2016

This Conflict Minerals Report is being filed by LRAD Corporation (the “Company”) for the calendar year ended December 31, 2016 pursuant to Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Rule 13p-1 was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

The Company has determined that certain products the Company manufactures or contracts to be manufactured (the “Covered Products”) contain tin, tungsten, tantalum or gold, which are defined as “Conflict Minerals” under the 1934 Act. This report relates to such Covered Products for which Conflict Minerals are necessary for their functionality or production; that were manufactured, or contracted to be manufactured, by the Company; and for which the manufacturing process was completed during calendar year 2016. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, The Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (each, a “Covered Country” and collectively, the “Covered Countries”).

Company Overview

The Company is engaged in the design, development and commercialization of directed and omnidirectional sound technologies and products. The Company’s highly intelligible, directed Long Range Acoustic Devices® (“LRAD®”) beam, focus and control sound by placing it only where needed. The Company sells its proprietary sound reproduction technologies and products in markets around the world.

Supply Chain Overview

The Company manufactures a broad range of speakers and accessories in various configurations at the Company’s facility in San Diego, CA. Final assembly for all of the Company’s products is performed at its facility, but the Company has a large number of components and sub-assemblies purchased from, or produced by third party manufacturers. Many of the Company’s suppliers are within a 50 mile radius, but the Company also purchases a number of key components and sub-assemblies from foreign suppliers. Included in the Company’s supply base are small, privately-held, local manufacturers. The Company also sources products from distributors and manufacturer’s representatives who source thousands of parts and resell to manufacturers. Some of the Company’s sourced products are standard, off-the-shelf parts, whereas some are contracted to be manufactured for the Company based on the its design.

The Company sources a wide variety of machined and fabricated parts, as well as electronic components and cables, some of which contain Covered Products. Certain of the Company’s batteries, cables, connectors, printed circuit boards, cables, soldered parts and other sourced products and sub-assemblies were evaluated to determine whether they were procured from Covered Countries. The Company also sources a substantial number of plastic components, which were excluded from this review.

As a purchaser of component parts, the Company is several levels removed from the actual mining of Conflict Minerals. The Company does not make direct purchases of raw ore or unrefined Conflict Minerals directly from mines, smelters or refiners and makes no purchases in the Covered Countries. The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are necessary to the functionality or production of the Covered Products. As a result, the Company depends on information from suppliers to determine the origin and chain of custody of their products and whether they directly or indirectly finance or benefit armed groups in any Covered Country.

Due Diligence Design

Given the Company’s position in the supply chain, the Company designed its due diligence to conform, in all relevant material respects, to the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “Framework”) as it pertains to downstream companies. The Company believes the Framework is an internationally recognized due diligence framework and meets the requirements of the Rule.

Reasonable Country of Origin Inquiry. The Company conducted a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the Conflict Minerals necessary to the functionality or production of its Covered Products originated in any of the Covered Countries. The scope of the Company’s RCOI included (1) reviewing its products for incorporation of Conflict Minerals; (2) identifying direct suppliers of the component parts purchased by the Company that may contain Conflict Minerals; (3) soliciting from such suppliers information regarding the source of such products or of the Conflict Minerals incorporated into such component parts. To solicit this information, the Company has adopted the template developed by Electronic Industry Citizenship Coalition® (“EICC®”) and The Global e-Sustainability Initiative (“GeSI”), known as the EICC-GeSI Conflict Minerals Reporting Template (“CMRT”); and (4) following up with suppliers who did not respond to the Company’s request for information, and reviewing responses received from its suppliers and following up on incomplete or inaccurate responses. The Company relies upon its suppliers, as well as their suppliers throughout the supply chain to provide information on the origin of the Conflict Minerals contained in its components and materials supplied to it, including sources of Conflict Minerals that are supplied to them from sub-tier suppliers.

Establish Strong Company Management Systems. The Company is subject to Section 1502 and supports the goal of ending the violence and human rights violations in the DRC and adjoining countries. The Company is working with its employees, suppliers and customers to educate them on the use of conflict minerals that are sourced from this region and fund the activities that occur there. The Company has established an internal team to research its supply chain to continue to improve the quality of the information from its suppliers, and to determine the source of supplier materials when establishing new suppliers.

Identify and Assess Risk in the Supply Chain. In the 2016 survey, the Company continued to make efforts to enhance the survey collection rate and to do so by the submission due date. The Company examined and analyzed responses for inconsistencies and completeness to try to validate the information received. The Company utilized information available from secondary supplier and other websites to increase or confirm information provided.

Strategy for Responding to Risks. A risk management process has been adopted to evaluate the Company’s suppliers periodically with respect to a number of criteria, including compliance with its Conflict Minerals Policy. If the Company identifies suppliers that use material or components from Covered Countries that are not conflict free, the Company will attempt to work with them to correct the situation. If they are unwilling or unable to commit to correct the situation, it is the Company’s policy to cease doing business with them and to initiate a search for a new supplier.

Independent Third Party Audit of Supply Chain Due Diligence. The Company does not have a direct relationship with any smelters or refiners in its supply chain and, as a result, it currently does not perform any audits. It is the Company’s intent to utilize resources available in the CFSI Conflict Free Smelter Program to utilize their third party audit process, as needed.

Report on Supply Chain Due Diligence Annually. LRAD Corporation will file the Form SD along with this Conflict Minerals Report with the U.S. Securities and Exchange Commission and disclose it publicly through the Company’s website (www.lradx.com/investors/governance/).

Findings

The Company worked diligently with its direct and indirect supply chain to compile information in the course of conducting its RCOI. The Company surveyed approximately 90% of its metal parts suppliers. Over the past year, the number of responses, and the quality of the information provided has improved. Some suppliers are beginning to provide information at the part number level rather than overall supplier information, which has improved the quality of the information. Several of the Company’s suppliers are small, local manufacturers who have difficulty conducting a RCOI with their suppliers and some responses were incomplete. For the year ended December 31, 2016, due to the nature and source of supply, the Company has concluded that its products, or the Conflict Minerals necessary for the functionality or production of its products, are DRC conflict undeterminable. This Report has not been subject to an independent private sector audit as allowed under Rule 13p-1, which provides smaller reporting companies a temporary accommodation for the first four calendar years following November 13, 2012.

In the next compliance period, the Company intends to continue to enhance its diligence process to improve the information gathered through an increase in the response rate of suppliers’ surveys, as well as from other members of the supply chain, and to seek continued access to industry developed information and data regarding conflict minerals.